COTY

EMPLOYMENT CONTRACT FOR AN INDEFINITE PERIOD OF TIME

BETWEEN

(1)  Coty Management B.V., established at Schiphol Boulevard 393, 1118 BJ Schiphol, duly represented in the present matter by Mr. Jaap Bruinsma in his capacity as Senior HR
Director Global HQ & Benelux, hereinafter "the employer"; and

(2)  Mr. Richard Jones, born on XXXX residing at XXXX hereinafter "the employee";

WHEREAS

The parties wish to enter into an employment contract for an indefinite period of time and record the details of that agreement in writing as follows;

AGREE UNDER THE FOLLOWING TERMS

1.  COMMENCEMENT DATE, POSITION AND DUTIES
1.1 The employee shall enter the employer's service with effect from 1st of January 2020 in the position of Global Chief Supply Officer. His length of service will be taken into account since 1st November 2019.
1.2 The employee will perform all the work that, having regard to the employer's activities, forms part of or may be deemed to form part of the position of Global Chief Supply Officer.
1.3 The employer may also require the employee to carry out work other than the duties forming part of the normal performance of employee's job if and insofar as the employee may reasonably be asked to carry out that other work.

2. WORK LOCATION
2.1 The employee will normally perform the agreed duties from the employer's premises in Amsterdam but is prepared to perform the duties at or from other locations where this is necessary for the proper performance of employee's job or in the company's interest.
2.2 The employer reserves the right to transfer the employee to another business location.

3.  DURATION OF EMPLOYMENT CONTRACT AND TERMINATION
3.1 This employment contract is entered into for an indefinite period of time.
3.2 Either party may terminate the contract with due observance of the agreed terms in the Confidentiality, Non-Competition and Non-Solicitation agreement ("RCA").
3.3 Notice must be given in writing to the end of a calendar month.
3.4 The employment contract terminates in any case by operation of low, without prior notice, on the day the employee reaches the applicable statutory pensionable age (AOW-gerechtigde leeftijd).

4. PROBATIONARY PERIOD
4.1 A probationary period is not applicable.

5. WORKING HOURS AND OVERTIME WORKING
5.1 The employment contract is entered into for 40 hours per week.
5.2 The days and times during which the work is to be performed will be specified by the employer in the Company Regulations. In doing so, the employer will take the employee’s wishes into account insofar as is compatible with the proper conduct of business.
5.3 Insofar as in the employer's opinion the performance of the work so requires, the employee undertakes to perform additional work outside the set working hours.
5.4 The nature of the duties of employee involves that they also have to be carried out beyond the normal working hours. The overtime working and/or additional work is deemed to form part of the employee's duties and to be covered by the relevant remuneration.

6. SALARY AND HOLIDAY ALLOWANCE
6.1 The employee's annual salary, at the time of concluding the contract is € 550.000,00 gross per year including holiday allowance of 8%. The monthly gross salary will amount to € 42.438,27.
6.2 The monthly salary will be paid around the 25th of the month or ultimately by the end of the month by payment into a bank account to be specified by the employee.
6.3 The year for the calculation of the holiday allowance runs from 1 June up to and including 31 May of the current year. The holiday allowance is paid out annually together with the salary for May. Employees who have been with the company for part of that period only shall receive holiday allowance on a pro rata temporize basis. Holiday allowance shall also be calculated in line with any salary adjustments made during the aforesaid period and this as of the effective date of the salary adjustment.
6.4 All the statutory deductions such as wage withholding tax and national insurance contributions will be deducted from the gross salary and the gross holiday allowance. The employer will provide a statement (pay slip) containing details of the deductions made from the gross salary and the gross holiday allowance. An annual statement will be provided at the end of the year. Employee agrees with receiving the statements digitally.

7. RULES ON TERMS AND CONDITIONS OF EMPLOYMENT
7.1 Except insofar as expressly stated otherwise in this employment contract, the employer's Company Regulations and Code of Conduct and RCA form an integral part of the present employment contract. By employee's signature to this contract the employee acknowledges the receipt of a copy of these rules and the agreement thereto.
7.2 The rules apply insofar as no express provision to the contrary is made in this employment contract.

8. BONUS / INCENTIVE SCHEMES
8.1 The employee will participate in our Annual Performance Plan in accordance with the policy as long as the employee meets the requirements for eligibility. As a result, the employee will be eligible to a yearly on target performance bonus of 70% of your gross annual base salary, based on achieved results against company targets. The employee must be actively employed by Coty on the day the APP award is paid (usually in October) to be eligible.
8.2 The employee will also participate in the Equity & Long-Term Incentive Plan and the Coty ownership plan, Elite program, in accordance with the policies, as long as the employee meets the requirements for eligibility,

9. HOLIDAY ENTITLEMENT
9.1 The employee is entitled to 30 days of paid leave in each holiday year (based on full time). In case of a fulltime employment contract, 20 of these days of paid leave are statutory holidays; the others are holidays in excess of the statutory entitlement.
9.2 The holiday year runs from 1 January to 31 December of each calendar year.
9.3 Holiday dates are determined by the employer on the basis of a proposal by the employee.
9.4 The statutory holiday entitlement accrued in a calendar year will lapse six months after the end of the calendar year. The extra statutory holiday entitlement accrued in a calendar year will lapse five years after the end of the calendar year.
9.5 Where the employee is not employed for the whole holiday year, the employee will be entitled to 1/12th of the above number of holiday days for each month of employment.
9.6 During the period that employee is unable to perform work because of illness, employee will accrue statutory holiday entitlement. From one month of illness the employee will not accrue extra statutory holiday entitlement.
9.7 Holiday days normally have to be taken in the holiday year to which they relate.
9.8 Employer can appoint a maximum of 2 days per calendar year as mandatory vacation days without consulting employee.

10. INCAPACITY FOR WORK
10.1 If the employee is unfit for work, the employee must inform the direct manager accordingly without delay on the first day of employee's incapacity for work. When reporting sick, the employee shall also provide the employer with the information that the employer requires to determine whether it must continue to pay the employee's wages.
10.2 Further detailed information and rules regarding illness are included in the Company Regulations.

11. SUPPLEMENTARY INSURANCE COVER
11.1  The employer has taken out group disablement benefit shortfall insurances cover for its employees (WGA-hiaatverzekering and WIA-exedentverzekering).
11.2 Further detailed information regarding these insurances is included in the Insurance appendix.

12. LEASE CAR
12.1 The employee is entitled to a lease car or car allowance at the moment of entering this employment agreement in accordance with the lease car policy. This entitlement may change in accordance with the lease car policy.

13. COMPANY PROPERTY AND OTHER PROVIDED ITEMS

13.1  The employee will use and deal with the company property entrusted to employee for the performance of employee's duties in accordance with its proper purpose and will generally treat it with due care, as it benefits a good employee. The employee must inform the employer immediately of any defect in or loss of any item of company property.
13.2 The employee undertakes to hand back to the employer all items in employee's possession that are the property of the employer and all documents relating to the employer and/or its affiliated companies when the employment contract ends.
13.3 If the employee does not carry out any work for the employer for an uninterrupted period of more than one month, due to incapacity for work or otherwise, the employer may similarly require the employee to hand back the items of company property entrusted to the employee for the remainder of employee's absence.

14. PENSION
14.1 The employee participates in the collective pension scheme of the employer. The pension regulations are included in the Pension appendix.

15. PROHIBITION OF OUTSIDE WORK

15.1 Except with the prior permission in writing from the employer the employee may not carry out work of whatever nature, whether paid of otherwise, either for employee or for and/or on behalf of third parties during the term of the employment contract.

16. CONFIDENTIALITY CLAUSE

16.1 Both during the term of the employment contract and after its end the employee shall observe strict confidentiality on all matters that come to employee's knowledge in the performance of employee's duties relating to the business affairs and interests of the employer's company or its affiliated companies. This includes statements on social media.

16.2 This duty of confidentiality also applies to all details and particulars of the employer's business associates and clients that come to the employee's knowledge in the course of employee's duties.

16.3 Breaching the confidentiality provides an urgent reason for dismissal and / or declaration in respect of the crime under article 272 and / or article 273 of the Dutch Criminal Law.

16.4 The Employee declares and confirms that he is not bound by any non-competition/ nonsolicitation agreement towards his former(s) employers or any agreement that restrains his capabilities to perform his contractual duties within the company.

16.5 The Employee formally acknowledges that the Company expects from him a strict respect of the confidentiality obligation he should be bound towards his former(s) employers. Consequently, the employee is formally requested to not share, use, store, print any of their confidential information and trade secrets during the course of his employment with the Company.

17. ADDITIONS, VARIATIONS AND CHANGES

17.1 This employment contract is deemed to represent the full agreement between the parties as it exists at the moment of signing the contract.

17.2 Any additions or variations to this employment contract are valid only if and insofar as they have been agreed by the parties in writing or confirmed in writing by the employer.

17.3 The employer may change one or more of the terms and conditions of employment resulting from this contract in the cases specified in article 7 :613 of the Dutch Civil Code (i.e. where the employer has such a weighty interest in the change in question that on criteria of reasonableness and fairness the employer's interest must prevail over the interest of the employee negatively affected by the change).

17.4 The employer is also entitled to change the pension agreement, as mentioned in article 20 of this agreement, without consent of the employee. The employer will only be able to change without consent in case its substantial interests outweigh the interests of the employee in accordance with the standards of reasonableness and fairness. The pension agreement will therefore be changed.

        The requirement of overriding interests of the employer is applicable if:

(a)  any relevant change occurs on the fiscal, social and / or pension legislation, or if;
(b)  the financial situation of the employer necessitates an alteration, or if;
(c) an obligation of a sectorial pension fund is applicable or appears to be applicable.

18. APPLICABLE LAW

18.1 This contract and further contracts flowing from it shall be governed solely by the law of the Netherlands.

19. DOCUMENTS

19.1 Employee hereby declares to be familiar with the content of the hereafter mentioned documents, which form an integral part of this employment contract. These documents, and if necessary, to be decided upon later regulations, are or will be delivered per e-mail to employee I can be consulted and downloaded by employee through employer's intranet.

–Company regulations (in development)
–Code of Conduct (signature required)
–RCA (if applicable)(signature required)
–Lease Car Policy (in development)
–Social Media Policy
–GDPR
–Global Travel Expenses Policy
–Pension appendix (in development)
–Insurance appendix as referred to in paragraph 11 (WGA-hiaat or WIA-excedent) (in development)

So agreed, drawn up in duplicate and signed
at Schiphol
on 31 October 2019

SIGNATURE

Employer       Employee
Coty Management B.V.

/S/ Jaap Bruinsma     /S/ Richard Jones November 6, 2019
Jaap Bruinsma      Richard Jones
Senior HR Director Global HQ & Benelux